Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Financial Dynamics
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS
~ Third Quarter Net Income Increases 19.8% to a Record $4.9 Million ~
~ Third Quarter Sales Increase 15.1% to a Record $103.8 Million ~
~ Monro’s Board Approves $30 Million Share Repurchase Program ~
     ROCHESTER, N.Y. — January 16, 2007 — Monro Muffler Brake, Inc. (Nasdaq: MNRO) a leading provider of automotive undercar repair and tire services, today announced record financial results for the third quarter and nine months ended December 23, 2006.
Financial Results
     Third quarter sales increased 15.1% to a record $103.8 million from $90.2 million last year. Comparable store sales for the quarter increased 2.9% on top of last year’s third quarter gain of 4.7%. The Company’s comparable store sales increase was led by major maintenance categories, such as shocks, brakes, and alignment, as well as the service and tire categories. Sales from new stores contributed $11.9 million of the sales increase during the third quarter, including $9.9 million related to the 75 ProCare Automotive locations that were acquired on April 29, 2006. The Company opened one location and closed three during the quarter.
     Gross profit in the third quarter increased 15.7% to $40.4 million. Gross margin slightly improved to 38.9% versus 38.7% last year, as higher vendor rebates, which reduce cost of goods sold, were largely offset by cost increases in tires and oil as well as lower gross margin at the ProCare locations. The increased vendor rebates resulted from both new vendor agreements and a shift of these credits from SG&A expense to cost of goods sold as required by EITF 02-16. Selling, general, and administrative expenses improved to 29.2% of sales compared to 30.5% of sales last year. This improvement was due mainly to reduced benefits costs as a percent of sales, partially offset by the shifting of vendor rebates from SG&A to cost of goods sold. Interest expense was $1.8 million in the current year quarter versus $.8 million last year, reflecting the recording of 44 ProCare locations as capital leases. This accounting had no impact on net income for the quarter as it was a reclassification of expenses between occupancy costs and interest expense.
     Third quarter net income increased 19.8% to a record $4.9 million compared to $4.1 million in the year-ago period. Diluted earnings per share increased 18.5% to $.32 versus $.27 last year.
     Robert G. Gross, President and Chief Executive Officer, commented, “As expected, consumers began to return to more normalized spending patterns after several soft quarters and we were pleased that our comparable store sales recovered, highlighted by a 6.5% increase in December. Specifically, the major repair purchases, which consumers had deferred earlier in the year due to rising gas prices and general macroeconomic concerns, rebounded in the quarter. In addition, store traffic and oil changes showed solid increases, which are key indicators of the overall health of our business.”
     For the nine-month period, sales increased 10.4% to a record $310 million from $280 million. Net income for the first nine months of fiscal 2007 was $18.0 million, or $1.18 per diluted share, which includes a $1.7 million impairment charge related to the Company’s Strauss Discount Auto equity investment. Excluding the impairment charge, net income was $19.7 million, or $1.29 per diluted share, versus $19.4 million, or $1.30 per diluted share, in the year-ago period.
     Mr. Gross continued, “The integration of ProCare continues to proceed as we outlined at the beginning of the year. We held Grand re-Opening events in November, which were well received by our consumers and drove traffic and sales increases. We continued to invest in store staffing and advertising to support the re-branding and build a platform for long-term growth. During the quarter, comparable store sales in these stores were down approximately 10%, a significant improvement from the 30% decline we inherited, and in line with our expectations. The business was dilutive by approximately $.02 to our earnings per share for the quarter. We expect continuing improvement from this group of stores and remain confident it will contribute at least $.10 to our bottom line in fiscal 2008.”
Company Outlook
     The Company currently expects comparable store sales growth for the fourth quarter (adjusted for days) to be in the range of 6% to 7%, and earnings per diluted share to be $.37 to $.40, including an approximate $.01 contribution from the ProCare stores, versus $.21 last year. As previously noted,

Monro gets the benefit of an additional four days in the fourth quarter due to fiscal 2007 being a 53-week fiscal year. For the full year, the Company now anticipates earnings per diluted share in the range of $1.66 to $1.69, excluding the $.11 impact of the aforementioned one-time impairment charge, compared to $1.51 per diluted share in fiscal 2006.
     Mr. Gross continued, “Thus far, three weeks into January, our comparable store sales are up high single digits, and consumers continue to purchase major maintenance services and repairs. We remain focused on driving traffic and providing industry-leading customer service in order to retain and build our loyal customer base. In addition, we continue to actively evaluate acquisition opportunities that would grow our business at a reasonable price.”
Share Repurchase Program
     Earlier this month, the Company’s Board of Directors approved a share repurchase program authorizing the Company to purchase up to $30 million of its common stock. The purchases may be made from time to time in the open market or through privately negotiated transactions at management’s discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements. The share repurchase program has a term of 12 months.
     Mr. Gross concluded, “While our priority remains seeking attractively priced acquisitions, the stock buyback program gives us the flexibility to be strategic with our capital and take advantage of opportunities the market may present. We will evaluate purchasing our own stock the same way we assess acquisitions. That is, we will be opportunistic. The repurchase program provides us with more options for our capital, which in turn will allow us to provide the maximum value to our shareholders.”
     Additionally, the Company extended its existing credit facility for 18 months, from July 2010 to January 2012, and increased the accordion feature by $40 million to a total debt facility of $200 million. All other terms of the agreement are essentially the same.
Conference Call Information
     Monro Muffler Brake will be hosting a conference call today, January 16, 2007, at 11:00 a.m. Eastern to discuss the quarterly results. The call will be simultaneously broadcast over the Internet at www.vcall.com. An archive of the webcast will be available at this web site an hour after the live call through midnight January 30, 2007.
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, ProCare, Mr.

Tire and Tread Quarters Discount Tires. The Company currently operates 699 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties, which may cause the Company’s actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company’s stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company’s SEC reports which include the report on Form 10K for the fiscal year ended March 25,2006.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended Fiscal December
	2006	2005	% Change

Sales	$103,787	$90,188	15.1%

Cost of sales, including distribution and occupancy costs	63,436	55,300	14.7

Gross profit	40,351	34,888	15.7

Operating, selling, general and administrative expenses	30,282	27,463	10.3

Operating income	10,069	7,425	35.6

Interest expense, net	1,833	845	116.9

Other expense, net	451	30

Income before provision for income taxes	7,785	6,550	18.9

Provision for income taxes	2,919	2,489	17.3

Net income	$4,866	$4,061	19.8

Diluted earnings per common share	$.32	$.27	18.5

Weighted average number of diluted shares outstanding	15,282	15,038

Number of stores open (at end of quarter)	699	625

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended Fiscal December
	2006	2005	% Change

Sales	$309,518	$280,454	10.4%

Cost of sales, including distribution and occupancy costs	184,027	165,119	11.5

Gross profit	125,491	115,335	8.8

Operating, selling, general and administrative expenses	92,002	81,142	13.4

Operating income	33,489	34,193	(2.1)

Interest expense, net	3,364	2,537	32.6

Other expense, net	1,972	333

Income before provision for income taxes	28,153	31,323	(10.1)

Provision for income taxes	10,129	11,903	(14.9)

Net income	$18,024	$19,420	(7.2)

Diluted earnings per share	$1.18	$1.30	(9.2)

Weighted average number of diluted shares outstanding	15,236	14,970

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	December 23,	March 25,
	2006	2006
Assets

Current assets

Cash	$685	$3,780

Inventories	63,373	60,378

Other current assets	21,884	20,950

Total current assets	85,942	85,108

Property, plant and equipment, net	181,964	163,625

Other noncurrent assets	67,767	54,662

Total assets	$335,673	$303,395

Liabilities and Shareholders’ Equity

Current liabilities	$53,622	$53,716

Long-term debt	56,558	46,327

Other long-term liabilities	11,419	10,362

Total liabilities	121,599	110,405

Total shareholders’ equity	214,074	192,990

Total liabilities and shareholders’ equity	$335,673	$303,395

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